FOR IMMEDIATE RELEASE	For More Information Contact: Mark A. Roberts Executive Vice President & CFO (413) 787-1700

UNITED FINANCIAL BANCORP REPORTS THIRD QUARTER 2013 RESULTS

WEST SPRINGFIELD, MA – October 17, 2013-- United Financial Bancorp, Inc. (the “Company”) (NASDAQ Global Select Market: UBNK), the holding company for United Bank (the “Bank”), reported net income of $4.6 million, or $0.23 per diluted share, for the third quarter of 2013 compared to net income of $2.9 million, or $0.20 per diluted share, for the corresponding period in 2012. Excluding acquisition-related expenses of $366,000 ($254,000 net of tax benefit) resulting from the Company’s acquisition of New England Bancshares, Inc. and impairment charges on securities of $202,000 ($119,000 net of tax benefit), net income would have been $3.3 million, or $0.22 per diluted share, for the third quarter of 2012.

For the nine months ended September 30, 2013, net income was $13.4 million, or $0.67 per diluted share, compared to net income of $8.4 million, or $0.56 per diluted share, for the same period in 2012.  Excluding branch closing costs totaling $987,000 ($584,000 net of tax benefit), acquisition-related expenses of $281,000 ($270,000 net of tax benefit), a $206,000 gain related to an investment in a venture capital fund accounted for on a cash basis ($122,000 net of tax expense), and a net loss of $50,000 on sales of investment securities  ($30,000 net of  tax benefit),  net income would have been $14.2 million, or $0.71 per diluted share, for the nine months ended September 30, 2013. Excluding acquisition-related expenses of $958,000 ($818,000 net of tax benefit) and impairment charges on securities of $202,000 ($119,000 net of tax benefit), net income would have been $9.3 million, or $0.63 per diluted share, for the first nine months of 2012.

The Company also announced a quarterly cash dividend of $0.11 per share, payable on November 29, 2013 to shareholders of record as of November 7, 2013. Based upon the closing share price of $16.43 as of October 16, 2013 and the annualized dividend of $0.44, the dividend yield on the Company’s common stock is 2.68%.

Financial Highlights:

➢
Total loans increased by $77.4 million, or 4%, to $1.89 billion at September 30, 2013 from $1.82 billion at December 31, 2012, primarily due to growth of $57.6 million, or 7%, in commercial mortgages, $17.8 million, or 4%, in residential mortgages and $7.0 million, or 13%, in construction loans.

➢
Credit quality remained strong, as demonstrated by the non-performing loans to total loans ratio of 65 basis points at September 30, 2013 and an annualized net charge-offs to average loans ratio of 10 basis points for the nine months ended September 30, 2013.

➢	Core deposits increased by $70.1 million, or 6%, to $1.21 billion at September 30, 2013 from $1.14 billion at December 31, 2012.
➢
Tangible book value per share was $13.09 at September 30, 2013.  During the nine months of 2013, the Company repurchased 489,351 shares of its common stock at an average price of $14.88 per share. At September 30, 2013, the Company had approximately 1.2 million shares authorized for future repurchases under current plans.

“We are pleased with our improved performance this quarter. Asset quality remained strong and compares favorably to industry averages and those of our peers. Our balance sheet remains very healthy with solid capital and liquidity positions,” commented Richard B. Collins, President and Chief Executive Officer.  “Our performance reflects solid loan and deposit growth. As we approach the one year mark of our acquisition of New England Bank, our brand is gaining momentum in the Connecticut region and customers are responding to our unique approach to banking. In all regions, we are focused on growing our franchise and maximizing relationships with existing customers.”

Earnings Summary

●
Net interest income increased $5.8 million, or 43%, to $19.3 million for the third quarter of 2013 as a result of an increase in average interest-earning assets partially offset by a reduction in the net interest margin.  Total average interest-earning assets increased $729.0 million, or 47%, to $2.27 billion for the third quarter of 2013 driven by the acquisition of New England Bank in the fourth quarter of 2012 and solid organic loan growth. The net interest margin declined 11 basis points to 3.40% for the three months ended September 30, 2013 compared to the same period last year reflecting a decrease in spreads in response to the challenging interest rate environment.

●
Non-interest income increased by $465,000, or 19%, to $3.0 million for the three months ended September 30, 2013 due to growth in other income, deposit services charges and bank-owned life insurance income. Other income increased by $237,000, or 74%, reflecting higher loan prepayment penalties and increased credit enhancement fees related to residential loans sold to the Federal Home Loan Bank of Boston. Fee income on depositors’ accounts increased $181,000,   or 12%, driven by a larger deposit base related to the New England Bank acquisition, offset to a large extent by the negative impact of new regulations, including the Durbin Amendment, on debit card fee income. Bank-owned life insurance income increased $70,000, or 16%, primarily attributable to the acquisition of the New England Bank portfolio, partially offset by a decrease in the yield on the portfolio assets.

●
Non-interest expense increased $3.6 million, or 33%, to $14.8 million in the third quarter of 2013.  Excluding acquisition-related expenses totaling $366,000 for the third quarter of 2012, non-interest expense would have increased by $4.0 million, or 37%, as compared to the same period one year ago primarily reflecting costs to operate, expand and promote our new Connecticut franchise, expenses related to a new branch established in Northborough, Massachusetts during the fourth quarter of 2012, annual wage increases and higher expenses related to loan workout and collection activities.

●	Income taxes increased $824,000, or 93%, to $1.7 million for the three months ended September 30, 2013 primarily due to an increase in pre-tax income.
Balance Sheet Activity:

●
Total assets increased $88.4 million, or 4%, to $2.49 billion at September 30, 2013 from $2.40 billion at December 31, 2012 reflecting growth in loans and cash balances offset in part by a decrease in the investment securities portfolio.

●
Total loans increased $77.4 million, or 4%, to $1.89 billion at September 30, 2013 due to growth in commercial mortgages ($57.6 million), residential mortgages ($17.8 million) and construction loans ($7.0 million) as a result of successful business development efforts and competitive products and pricing.  These items were partially reduced by modest runoff in the consumer and commercial segments.

●	Cash and cash equivalents increased $28.3 million, or 92%, to $59.0 million at September 30, 2013 due to a temporary increase in interest-earning balances held at the Federal Reserve Bank of Boston.

●	Total investment securities decreased $14.9 million, or 4%, to $362.4 million at September 30, 2013 as a portion of cash flows from existing bonds were used to fund loan originations.

●
Total deposits increased $98.2 million, or 5%, to $1.95 billion at September 30, 2013 reflecting growth of $70.1 million, or 6%, in core account balances and an increase of $28.1 million, or 4%, in certificates of deposit. The growth in core deposit account balances was driven by sales and marketing initiatives, competitive products and pricing, and a focus on providing excellent customer service. Core deposit balances were $1.21 billion, or 62% of total deposits, at September 30, 2013 compared to $1.14 billion, or 62%, at December 31, 2012.

●
Short-term borrowings decreased $18.8 million, or 24%, to $60.4 million at September 30, 2013 and long term-debt increased by $19.7 million, or 15%, to $153.7 million at September 30, 2013 as the Bank elected to extend the term of certain short-term FHLB advances.

Credit Quality:

●
Non-performing assets totaled $14.6 million, or 0.59% of total assets, at September 30, 2013 compared to $17.3 million, or 0.72% of total assets, at December 31, 2012.  The $2.7 million decrease in non-performing assets reflects sales of OREO properties and successful loan workout activities.

●
The ratio of the allowance for loan losses to total loans was 0.72% at September 30, 2013 as compared to 0.67% at December 31, 2012.  Excluding the aggregate impact of acquired loans totaling $549.5 million at September 30, 2013 and $664.6 million at December 31, 2012, the ratio of the allowance for loan losses to total loans would have been 1.02% at September 30, 2013 and 1.05% at December 31, 2012.  Net charge-offs totaled $1.4 million or 0.10% of average loans outstanding for the nine months ended September 30, 2013 as compared to net charge-offs of $1.1 million or 0.11% of average loans outstanding for the same period in 2012.

Capital and Liquidity:

●	At September 30, 2013, the Company remained well capitalized with a tangible equity-to-tangible assets ratio of 10.53% and an equity-to-assets ratio of 12.16%.

●
At September 30, 2013, the Company continued to have considerable liquidity consisting of significant balances at the Federal Reserve Bank of Boston, a large amount of marketable loans and investment securities, substantial unused borrowing capacity at the Federal Home Loan Bank of Boston and the Federal Reserve Bank of Boston and access to funding through the repurchase agreement and brokered deposit markets.

United Financial Bancorp, Inc. is a publicly owned corporation and the holding company for United Bank, a federally chartered bank headquartered at 95 Elm Street, West Springfield, MA, 01090.  The Company’s common stock is traded on the NASDAQ Global Select Market under the symbol UBNK.   The Company had total consolidated assets of approximately $2.49 billion as of September 30, 2013. United Bank provides an array of financial products and services through its 16 branch offices and two express drive-up branches in the Springfield region of Western Massachusetts; seven branches in the Worcester region of Central Massachusetts; and 12 branches in Connecticut’s Hartford, Tolland and New Haven counties.  The Bank also operates loan production offices located in Beverly, Massachusetts and Glastonbury, Connecticut. Through its Wealth Management Group, the Bank offers access to a wide range of investment and insurance products and services, as well as financial, estate and retirement strategies and products.  For more information regarding the Bank’s products and services and for United Financial Bancorp, Inc. investor relations information please visit www.bankatunited.com or on Facebook at facebook.com/bankatunited.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company’s market area, competition, and other risks detailed from time to time in the Company’s SEC reports.  Actual strategies and results in future periods may differ materially from those currently expected.   These forward-looking statements represent the Company’s judgment as of the date of this release.  The Company disclaims, however, any intent or obligation to update these forward-looking statements.

CONFERENCE CALL:

United Financial Bancorp, Inc. will host a conference call at 10:00 a.m. Eastern time on Friday, October 18, 2013 to discuss the results for the quarter.  Participants should dial-in to the call a few minutes before it begins.

Audio:

Dial in number: 1-888-317-6016

Replay:

Dial in number: 1-877-344-7529

Conference number: 10034398

A telephone replay of the call will be available one hour after the end of the conference call through November 18, 2013 at 9:00 a.m. EDT.

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONDITION (unaudited)
(Dollars in thousands, except per share amounts)

	September 30,	December 31,	September 30,	Sep. 2013 vs. Dec. 2012		Sep. 2013 vs. Sep. 2012
Assets	2013	2012	2012	$ Change	% Change	$ Change	% Change

Cash and cash equivalents	$58,960	$30,679	$28,344	$28,281	92.18%	$30,616	108.02%
Investment securities	362,414	377,308	330,311	(14,894)	(3.95)%	32,103	9.72%
Loans held for sale	-	632	-	(632)	(100.00)%	-	0.00%

Loans:
Residential mortgages	459,714	441,874	312,600	17,840	4.04%	147,114	47.06%
Commercial mortgages	872,340	814,692	513,524	57,648	7.08%	358,816	69.87%
Construction loans	59,788	52,778	34,724	7,010	13.28%	25,064	72.18%
Commercial loans	304,228	306,192	201,017	(1,964)	(0.64)%	103,211	51.34%
Home equity loans	179,507	179,039	143,052	468	0.26%	36,455	25.48%
Consumer loans	17,920	21,501	13,090	(3,581)	(16.66)%	4,830	36.90%
Total loans	1,893,497	1,816,076	1,218,007	77,421	4.26%	675,490	55.46%

Net deferred loan costs and fees	2,653	3,414	2,445	(761)	(22.29)%	208	8.51%
Allowance for loan losses	(13,642)	(12,089)	(12,550)	(1,553)	12.85%	(1,092)	8.70%
Loans, net	1,882,508	1,807,401	1,207,902	75,107	4.16%	674,606	55.85%

Federal Home Loan Bank of Boston stock, at cost	17,334	18,554	14,454	(1,220)	(6.58)%	2,880	19.93%
Other real estate owned	2,206	2,578	1,349	(372)	(14.43)%	857	63.53%
Deferred tax asset, net	21,226	20,178	13,771	1,048	5.19%	7,455	54.14%
Premises and equipment, net	25,474	25,064	18,145	410	1.64%	7,329	40.39%
Bank-owned life insurance	54,157	52,876	41,869	1,281	2.42%	12,288	29.35%
Goodwill	40,992	39,852	8,192	1,140	2.86%	32,800	400.39%
Other intangible assets	4,160	4,514	699	(354)	(7.84)%	3,461	495.14%
Other assets	21,306	22,667	18,648	(1,361)	(6.00)%	2,658	14.25%

Total assets	$2,490,737	$2,402,303	$1,683,684	$88,434	3.68%	$807,053	47.93%

Liabilities and Stockholders' Equity

Deposits:
Demand	$333,206	$307,302	$234,191	$25,904	8.43%	$99,015	42.28%
NOW	86,545	87,983	67,279	(1,438)	(1.63)%	19,266	28.64%
Savings	335,623	350,188	264,942	(14,565)	(4.16)%	70,681	26.68%
Money market	455,547	395,293	295,674	60,254	15.24%	159,873	54.07%
Certificates of deposit	735,477	707,409	413,074	28,068	3.97%	322,403	78.05%
Total deposits	1,946,398	1,848,175	1,275,160	98,223	5.31%	671,238	52.64%

Short-term borrowings	60,446	79,229	14,579	(18,783)	(23.71)%	45,867	314.61%
Long-term debt	153,662	133,969	140,287	19,693	14.70%	13,375	9.53%
Subordinated debentures	5,933	9,630	5,608	(3,697)	(38.39)%	325	5.80%
Escrow funds held for borrowers	3,375	4,315	1,892	(940)	(21.78)%	1,483	78.38%
Capitalized lease obligations	4,583	4,711	4,753	(128)	(2.72)%	(170)	(3.58)%
Accrued expenses and other liabilities	13,582	15,085	11,242	(1,503)	(9.96)%	2,340	20.81%
Total liabilities	2,187,979	2,095,114	1,453,521	92,865	4.43%	734,458	50.53%

Stockholders' Equity:
Preferred stock, par value $0.01 per share, authorized 50,000,000 shares;
none issued	-	-	-	-	-	-	-
Common stock, par value $0.01 per share;
authorized 100,000,000 shares; shares issued:
24,266,428 at September 30, 2013 and December 31, 2012 and
18,706,933 at September 30, 2012	243	243	187	-	0.00%	56	29.95%
Additional paid-in capital	273,121	272,822	183,476	299	0.11%	89,645	48.86%
Retained earnings	94,219	87,153	93,317	7,066	8.11%	902	0.97%
Unearned compensation	-	-	(9,523)	-	0.00%	9,523	(100.00)%
Accumulated other comprehensive income, net of taxes	681	5,401	7,514	(4,720)	(87.39)%	(6,833)	(90.94)%
Treasury stock, at cost (4,588,394 shares at
September 30, 2013, 4,114,310 shares at December 31, 2012 and
3,239,112 shares at September 30, 2012)	(65,506)	(58,430)	(44,808)	(7,076)	12.11%	(20,698)	46.19%
Total stockholders' equity	302,758	307,189	230,163	(4,431)	(1.44)%	72,595	31.54%

Total liabilities and stockholders' equity	$2,490,737	$2,402,303	$1,683,684	$88,434	3.68%	$807,053	47.93%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended
	September 30,	June 30,	September 30,	Sep. 2013 vs Jun. 2013		Sep. 2013 vs. Sep. 2012
	2013	2013	2012	$ Change	% Change	$ Change	% Change

Interest and dividend income:
Loans	$20,974	$21,277	$14,494	$(303)	(1.42)%	$6,480	44.71%
Investments	2,226	2,248	2,549	(22)	(0.98)%	(323)	(12.67)%
Other interest-earning assets	26	24	27	2	8.33%	(1)	(3.70)%
Total interest and dividend income	23,226	23,549	17,070	(323)	(1.37)%	6,156	36.06%

Interest expense:
Deposits	2,898	2,851	2,444	47	1.65%	454	18.58%
Borrowings	982	999	1,076	(17)	(1.70)%	(94)	(8.74)%
Total interest expense	3,880	3,850	3,520	30	0.78%	360	10.23%

Net interest income before provision for loan losses	19,346	19,699	13,550	(353)	(1.79)%	5,796	42.77%

Provision for loan losses	1,125	892	1,050	233	26.12%	75	7.14%

Net interest income after provision for loan losses	18,221	18,807	12,500	(586)	(3.12)%	5,721	45.77%

Non-interest income:
Fee income on depositors’ accounts	1,633	1,597	1,452	36	2.25%	181	12.47%
Wealth management income	269	247	279	22	8.91%	(10)	(3.58)%
Income from bank-owned life insurance	518	510	448	8	1.57%	70	15.63%
Net gain on sales of loans	-	107	188	(107)	(100.00)%	(188)	(100.00)%
Net gain on sales of securities	-	-	27	-	0.00%	(27)	(100.00)%
Impairment charges on securities	-	-	(202)	-	0.00%	202	(100.00)%
Other income	556	554	319	2	0.36%	237	74.29%
Total non-interest income	2,976	3,015	2,511	(39)	(1.29)%	465	18.52%

Non-interest expense:
Salaries and benefits	8,109	8,145	6,375	(36)	(0.44)%	1,734	27.20%
Occupancy expenses	1,362	1,327	823	35	2.64%	539	65.49%
Marketing expenses	426	693	316	(267)	(38.53)%	110	34.81%
Data processing expenses	1,428	1,608	1,109	(180)	(11.19)%	319	28.76%
Professional fees	587	649	372	(62)	(9.55)%	215	57.80%
Acquisition related expenses	-	123	366	(123)	(100.00)%	(366)	(100.00)%
Branch closing expenses	-	477	-	(477)	(100.00)%	-	0.00%
FDIC insurance assessments	408	525	264	(117)	(22.29)%	144	54.55%
Tax credit funds	390	365	-	25	6.85%	390	0.00%
Other expenses	2,126	2,357	1,567	(231)	(9.80)%	559	35.67%
Total non-interest expense	14,836	16,269	11,192	(1,433)	(8.81)%	3,644	32.56%

Income before income taxes	6,361	5,553	3,819	808	14.55%	2,542	66.56%

Income tax expense	1,714	1,504	890	210	13.96%	824	92.58%

Net income	$4,647	$4,049	$2,929	$598	14.77%	$1,718	58.65%

Earnings per share:
Basic	$0.24	$0.21	$0.20	$0.03	14.29%	$0.04	20.00%
Diluted	$0.23	$0.20	$0.20	$0.03	15.00%	$0.03	15.00%

Weighted average shares outstanding:
Basic	19,653	19,717	14,522	(64)	(0.32)%	5,131	35.33%
Diluted	19,973	19,979	14,708	(6)	(0.03)%	5,265	35.80%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
CONSOLIDATED INCOME STATEMENTS (unaudited)
(Dollars in thousands, except per share amounts)

	Nine Months Ended
	September 30,	September 30,	Sep. 2013 vs. Sep. 2012
	2013	2012	$ Change	% Change

Interest and dividend income:
Loans	$64,307	$42,750	$21,557	50.43%
Investments	6,787	8,171	(1,384)	(16.94)%
Other interest-earning assets	68	119	(51)	(42.86)%
Total interest and dividend income	71,162	51,040	20,122	39.42%

Interest expense:
Deposits	8,552	7,795	757	9.71%
Borrowings	3,072	3,301	(229)	(6.94)%
Total interest expense	11,624	11,096	528	4.76%

Net interest income before provision for loan losses	59,538	39,944	19,594	49.05%

Provision for loan losses	2,967	2,450	517	21.10%

Net interest income after provision for loan losses	56,571	37,494	19,077	50.88%

Non-interest income:
Fee income on depositors’ accounts	4,729	4,389	340	7.75%
Wealth management income	727	795	(68)	(8.55)%
Income from bank-owned life insurance	1,541	1,324	217	16.39%
Net gain on sales of loans	213	458	(245)	(53.49)%
Net (loss) gain on sales of securities	(50)	27	(77)	(285.19)%
Impairment charges on securities	-	(202)	202	(100.00)%
Other income	1,629	863	766	88.76%
Total non-interest income	8,789	7,654	1,135	14.83%

Non-interest expense:
Salaries and benefits	24,733	19,103	5,630	29.47%
Occupancy expenses	4,317	2,567	1,750	68.17%
Marketing expenses	1,657	1,257	400	31.82%
Data processing expenses	4,243	3,140	1,103	35.13%
Professional fees	1,914	1,282	632	49.30%
Acquisition related expenses	281	958	(677)	(70.67)%
Branch closing expenses	987	-	987	0.00%
FDIC insurance assessments	1,231	800	431	53.88%
Tax credit funds	930	243	687	282.72%
Other expenses	6,662	4,585	2,077	45.30%
Total non-interest expense	46,955	33,935	13,020	38.37%

Income before income taxes	18,405	11,213	7,192	64.14%

Income tax expense	5,008	2,853	2,155	75.53%

Net income	$13,397	$8,360	$5,037	60.25%

Earnings per share:
Basic	$0.68	$0.57	$0.11	19.30%
Diluted	$0.67	$0.56	$0.11	19.64%

Weighted average shares outstanding:
Basic	19,801	14,578	5,223	35.83%
Diluted	20,079	14,827	5,252	35.42%

UNITED FINANCIAL BANCORP, INC. AND SUBSIDIARY
SELECTED DATA AND RATIOS (unaudited)
(Dollars in thousands, except per share amounts)

	At or For The Quarters Ended

	Sep. 30		Jun. 30		Mar. 31		Dec. 31		Sep. 30
	2013		2013		2013		2012		2012

Operating Results:
Net interest income (1)	$ 19,346		$ 19,699		$ 20,493		$ 16,235		$ 13,550
Loan loss provision	1,125		892		950		689		1,050
Non-interest income	2,976	(2)	3,015	(2)	2,798		2,969		2,511	(2)
Non-interest expense	14,836		16,269	(3)	15,850	(3)	22,305	(3)	11,192	(3)
Net income (loss)	4,647		4,049		4,701		(4,732)		2,929

Performance Ratios (annualized):
Return (loss) on average assets	0.76%		0.67%	(4)	0.78%	(4)	(0.93)%		0.71%	(4)
Return (loss) on average equity	6.17%		5.32%	(4)	6.13%	(4)	(7.00)%		5.10%	(4)
Net interest margin (1)	3.40%		3.53%		3.70%		3.43%		3.51%
Non-interest income to average total assets	0.49%		0.50%		0.47%		0.58%		0.61%	(5)
Non-interest expense to average total assets	2.42%		2.70%	(6)	2.64%	(6)	4.37%	(6)	2.71%	(6)
Efficiency ratio (7)	66.46%		71.96%	(6)	68.22%	(6)	118.71%	(6)	69.74%	(6)

Per Share Data:
Diluted earnings (loss) per share	$ 0.23		$ 0.20		$ 0.23		$ (0.28)		$ 0.20
Book value per share	$ 15.39		$ 15.28		$ 15.36		$ 15.24		$ 14.88
Tangible book value per share (8)	$ 13.09		$ 13.00		$ 13.16		$ 13.04		$ 14.31
Market price at period end	$ 16.17		$ 15.15		$ 15.20		$ 15.72		$ 14.47

Risk Profile
Equity as a percentage of assets	12.16%		12.27%		12.61%		12.79%		13.67%
Tangible equity as a percentage of tangible assets (8)	10.53%		10.62%		11.00%		11.15%		13.21%
Net charge-offs to average loans outstanding (annualized)	0.12%		0.11%		0.07%		0.30%		0.09%
Non-performing assets as a percent of total assets	0.59%		0.65%		0.64%		0.72%		0.61%
Non-performing loans as a percent of total loans	0.65%		0.75%		0.77%		0.81%		0.73%
Allowance for loan losses as a percent of total loans (9)	0.72%		0.70%		0.69%		0.67%		1.03%
Allowance for loan losses as a percent of non-performing loans	111.04%	(10)	93.59%	(10)	89.41%	(10)	82.20%	(10)	140.49%

Average Balances
Loans	$ 1,882,898		$ 1,845,581		$ 1,830,620		$ 1,519,877		$ 1,178,802
Securities	358,535		358,184		365,237		350,572		338,352
Total interest-earning assets	2,272,811		2,230,323		2,217,842		1,893,447		1,543,779
Total assets	2,452,663		2,407,811		2,397,027		2,043,983		1,650,148
Deposits	1,926,478		1,902,130		1,854,974		1,571,613		1,254,148
FHLBB advances	138,474		112,439		136,627		122,331		103,915
Stockholders' equity	301,031		304,355		306,553		270,564		229,614

Average Yields/Rates (annualized)
Loans	4.46%		4.61%		4.82%		4.65%		4.92%
Securities	2.48%		2.51%		2.53%		2.71%		3.01%
Total interest-earning assets	4.09%		4.22%		4.40%		4.25%		4.42%

Savings accounts	0.32%		0.37%		0.38%		0.44%		0.45%
Money market/NOW accounts	0.36%		0.38%		0.40%		0.42%		0.41%
Certificates of deposit	1.17%		1.12%		1.11%		1.35%		1.74%
FHLBB advances	2.02%		2.55%		2.32%		3.03%		3.04%
Total interest-bearing liabilities	0.86%		0.87%		0.88%		1.05%		1.20%

(1)
Includes amortization of acquisition accounting adjustments totaling $753,000, $1.3 million, $1.8 million, $633,000 and $715,000 for the quarters ended September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, respectively.

(2)
Includes gains related to an investment in a venture capital fund which is accounted for on a cost basis totaling $6,000 and $200,000 for the quarters ended September 30, 2013 and June 30, 2013 and a $202,000 other-than-temporary impairment charge on securities for the quarter ended September 30, 2012.

(3)
Includes branch closing costs totaling $477,000 and $510,000 for the quarters ended June 30, 2013 and March 31, 2013, an ESOP plan termination expense of $4.5 million for the quarter ended December 31, 2012 and acquisition-related expenses totaling $123,000, $158,000, $4.0 million and $366,000 for the quarters ended June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, respectively.

(4)
Exclusive of branch closing costs totaling $282,000 (after tax) and $302,000 (after tax) for the quarters ended June 30, 2013 and March 31, 2013, acquisition-related expenses totaling $117,000 (after tax), $152,000 (after tax) and $254,000 (after tax) for the quarters ended June 30, 2013, March 31, 2013 and September 30, 2012, respectively, and a $119,000 (after tax) other-than-temporary impairment charge for the quarter ended September 30, 2012, the return on average assets would have been 0.74%, 0.86% and 0.80% and the return on average equity would have been 5.85%, 6.73% and 5.75%, respectively.

(5)	Exclusive of the $202,000 other-than-temporary impairment charge, non-interest income to average total assets would have been 0.66% for the quarter ended September 30, 2012.
(6)
Excluding the branch closing costs totaling $477,000 and $510,000 for the quarters ended June 30, 2013 and March 31, 2013, repectively, ESOP plan termination expense of $4.5 million and FHLBB prepayment penalties of $207,000 for the quarter ended December 31, 2012 and acquisition-related expenses totaling $123,000, $158,000, $4.0 million and $366,000 for the quarters ended June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, repectively, non-interest expense to average total assets would have been 2.60%, 2.53%, 2.67% and 2.62% and the efficiency ratio would have been 69.31%, 65.34%, 72.50% and 67.46%, respectively.

(7)	Excludes gains/losses on sales of securities and loans and impairment charges on securities.
(8)
Excludes the impact of goodwill and other intangible assets of $45.2 million at September 30, 2013, $45.0 million at June 30, 2013, $44.0 million at March 31, 2013, $44.4 million at December 31, 2012 and $8.9 million at September 30, 2012.

(9)
Excluding acquired loans of $544.7 million, $583.6 million, $611.3 million, $659.6 million and $118.6 million, and loans purchased from other financial  institutions of $4.7 million, $4.8 million, $4.9 million, $5.0 million and $6.3 million at September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, respectively, allowance for loan losses as a percent of total loans, gross would have been 1.02%, 1.03%, 1.04%, 1.05% and 1.15% for the quarters ended September 30, 2013, June 30, 2013, March 31, 2013, December 31, 2012 and September 30, 2012, respectively.

(10)
Excluding acquired non-performing loans of $2.2 million, $3.4 million, $4.4 million and $7.0 million at September 30, 2013, June 30, 2013, March 31, 2013 and December 31, 2012, allowance for loan losses as a percent of total non-performing loans would have been 135.26%, 123.58%, 129.78% and 157.72%, respectively.